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SUPPLEMENT TO PROSPECTUS SUPPLEMENT
DATED JUNE 24, 1998
(TO PROSPECTUS DATED JUNE 24, 1998)
                         PNC MORTGAGE SECURITIES CORP.
                         DEPOSITOR AND MASTER SERVICER
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-5
                                 $1,110,936,965
                                 (APPROXIMATE)

     The Prospectus Supplement dated June 24, 1998 to the Prospectus dated June 24, 1998 with respect to the above captioned Certificates is hereby amended as follows:

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
Page S-19:   The text under the caption 'Last Scheduled Distribution Date' in the 'Summary Information' is
             hereby amended and restated in its entirety as follows:

               'See 'Description of the Certificates -- Last Scheduled Distribution Date' and 'Yield and
               Prepayment Considerations' herein.'

Page S-50:   The text under the caption 'Description of the Certificates -- Last Scheduled Distribution
             Date' is hereby amended and restated in its entirety as follows:

                    'The Last Scheduled Distribution Date for the Group I Certificates is the Distribution
               Date in June 2028, which is the Distribution Date in the month of the scheduled maturity date for the latest maturing Mortgage Loan in Loan Group I.

                    The Last Scheduled Distribution Date for the Group II Certificates that are Senior
               Certificates is the Distribution Date in July 2028, which is the Distribution Date in the month of the scheduled maturity date for the latest maturing Mortgage Loan in Loan Group
               II.

                    The Last Scheduled Distribution Date for the Group III Certificates that are Senior
               Certificates is the Distribution Date in June 2013, which is the Distribution Date in the month of the scheduled maturity date for the latest maturing Mortgage Loan in Loan Group
               III.

                    The Last Scheduled Distribution Date for the Group C-B Certificates is the
               Distribution Date in July 2028, which is the Distribution Date in the month of the scheduled maturity date for the latest maturing Mortgage Loan in Loan Group II or Loan
               Group III.

                    The actual rate of principal payments on the Certificates will depend on the rate of payments of principal (including Principal Prepayments) on the related Mortgage Loans which, in turn, may be influenced by a variety of economic, geographic and social factors, as well as the level of prevailing interest rates. No assurance can be given as to the actual payment experience on the Mortgage Loans. With respect to the Group III Certificates that are Senior Certificates, in the event that Loan Group III becomes undercollateralized, the final distribution date may become substantially later than the Last Scheduled
               Distribution Date. See 'Description of the Certificates -- Cross-Collateralization'
               herein.'
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                THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 3, 1998


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